For Immediate Release	Exhibit 99.1
Contact:
Chris Daly	Dennis Craven
Daly Gray Public Relations	Chief Operating Officer
(Media)	(Company)
chris@dalygray.com	dcraven@cl-trust.com
(703) 435-6293	(561) 227-1386

Chatham Lodging Announces Date of 2017 Annual Meeting of Shareholders, Implements Corporate Governance Changes

WEST PALM BEACH, Fla., February 23, 2017 - Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale extended-stay hotels and premium-branded select-service hotels and owns 133 hotels wholly or through joint ventures, today announced that its Board of Trustees has set the date for the company’s 2017 annual shareholders meeting for May 18, 2017, at 9:00 a.m. EDT. The meeting will be held at the company’s corporate offices located at 222 Lakeview Avenue, 1st Floor, Palms Meeting Room, West Palm Beach, Fla., 33401.
The record date for determining shareholders entitled to notice of, and to vote at, the annual meeting will be the close of business on March 17, 2017.
The company also announced that as a result of its ongoing commitment to good corporate governance practices its Board has approved certain amendments to the company’s corporate governance guidelines to require certain minimum stock ownership levels for certain executive officers. Specifically, the amended guidelines require that, subject to the terms set forth in the guidelines, the company’s chief operating officer must own shares or operating partnership units having a value of at least three times the annual salary of the COO. Additionally, the chief financial officer, the chief investment officer and the general counsel must own shares or operating partnership units having a value of at least two times each of his or her annual salary. The stock ownership requirements must be fulfilled within five years of the applicable officer’s initial election or appointment.